Revelation Biosciences Inc. Announces Adjournment of 2023 Annual Meeting of Stockholders to July 7, 2023 and Additional Proposal

San Diego, CA – June 12, 2023 – Revelation Biosciences Inc. (NASDAQ: REVB) (the “Company” or “Revelation”), a life sciences company that is focused on the development of immunologic based therapies for the prevention and treatment of disease, today announced that the Company has adjourned its 2023 Annual Meeting of Stockholders (the “Annual Meeting”) originally scheduled to be held on June 9, 2023, to July 7, 2023, at 1:00 p.m., Eastern Time, or at such other time or such other date to which the meeting may be adjourned.

On June 9, 2023, the Company called to order its Annual Meeting. At the Annual Meeting, there were not present in person or by proxy at least a majority of the Company’s common stock outstanding as of the record date of May 5, 2023 in order to constitute a quorum that is required to transact business at the Annual Meeting. Therefore, the Company adjourned the Annual Meeting until July 7, 2023, at 1:00 p.m. Eastern Time. At that time, the Annual Meeting will be reconvened virtually. An additional proposal to ratify the appointment of Baker Tilly US, LLP as our independent auditor for the fiscal year ending December 31, 2023 has also been added to be voted on by stockholders at the Annual Meeting.

Whether or not stockholders plan to attend the Annual Meeting, the Company encourages all stockholders to vote and submit their proxies in advance of the Annual Meeting by one of the methods described in the previously distributed proxy materials for the Annual Meeting. The record date of May 5, 2023, set to determine which stockholders are entitled to attend or vote at the Annual Meeting has not changed.

In order to vote on the newly-added proposal, the stockholders must sign and return the revised proxy card or attend the virtual Annual Meeting and vote in person. The Company requests that the stockholder complete the revised proxy card with the vote on Proposals 1, 2 and 3, regardless of whether or not the stockholder has already returned the original proxy card previously sent. If the stockholder has already completed and returned the original proxy card, by completing, signing and mailing the revised proxy card the original proxy card will be replaced in its entirety and only the vote as indicated on the revised proxy card will be counted. If the stockholder has already voted and does not submit new voting instructions, the previously submitted proxy or voting instructions will be voted at the Annual Meeting with respect to all other proposals but will not be counted in determining the outcome of the newly added proposal.

If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact our proxy solicitor at:

Advantage Proxy

PO Box 10904

Yakima, WA 98909

Toll Free Phone: 1-877-870-8565

Collect: 1-206-870-8565

Email: ksmith@advantageproxy.com

About Revelation Biosciences Inc.

Revelation Biosciences, Inc. is a life sciences company focused on the development of immunologic-based therapies for the prevention and treatment of disease. Revelation has multiple product candidates in development that are based on the well-established biology of phosphorylated hexaacyl disaccharide (PHAD) and its effect on the innate immune system. REVTx‑300 is being developed as a potential therapy for the treatment of acute and chronic organ disease including CKD, AKI and myocarditis. REVTx‑100 is being developed as a prevention and treatment of infection. REVTx‑200 is being developed as an intranasal immunomodulator adjunct to be used in combination with an intramuscular vaccination for more complete immunity. REVTx‑99b is being developed as a treatment for food allergies.

For more information on Revelation, please visit www.RevBiosciences.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. These forward-looking statements are generally identified by the words "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions. We caution investors that forward-looking statements are based on management’s expectations and are only predictions or statements of current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those anticipated by the forward-looking statements. Revelation cautions readers not to place undue reliance on any such forward looking statements, which speak only as of the date they were made. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the ability of Revelation to meet its financial and strategic goals, due to, among other things, competition; the ability of Revelation to grow and manage growth profitability and retain its key employees; the possibility that the Revelation may be adversely affected by other economic, business, and/or competitive factors; risks relating to the successful development of Revelation’s product candidates; the clinical utility of an increase in intranasal cytokine levels as a biomarker of viral infections; the ability to successfully complete planned clinical studies of its product candidates; the risk that we may not fully enroll our clinical studies or enrollment will take longer than expected; risks relating to the occurrence of adverse safety events and/or unexpected concerns that may arise from data or analysis from our clinical studies; changes in applicable laws or regulations; expected initiation of the clinical studies, the timing of clinical data; the outcome of the clinical data, including whether the results of such study is positive or whether it can be replicated; the outcome of data collected, including whether the results of such data and/or correlation can be replicated; the timing, costs, conduct and outcome of our other clinical studies; the anticipated treatment of future clinical data by the FDA, the EMA or other regulatory authorities, including whether such data will be sufficient for approval; the success of future development activities for its product candidates; potential indications for which product candidates may be developed; the potential impact that COVID-19 may have on Revelation’s suppliers, vendors, regulatory agencies, employees and the global economy as a whole; the ability of Revelation to maintain the listing of its securities on NASDAQ; investor sentiment relating to SPAC related going public transactions; the expected duration over which Revelation’s balances will fund its operations; and other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the SEC by Revelation.

Company Contacts

Sandra Vedrick

Vice President, Investor Relations & Human Resources

Revelation Biosciences Inc.

Email: svedrick@revbiosciences.com

and

Chester Zygmont, III

Chief Financial Officer

Revelation Biosciences Inc.

Email: czygmont@revbiosciences.com